Exhibit 99.1

PRESS RELEASE

Investor/Media Contact:

Stacy Roughan

NuVasive, Inc.

1-858-909-1812

sroughan@nuvasive.com

NUVASIVE ANNOUNCES LEADERSHIP TRANSITION

•	Gregory T. Lucier Appointed Chairman and Interim Chief Executive Officer

•	Alex V. Lukianov Steps Down as Chairman and Chief Executive Officer

•	Company Anticipates 2015 First Quarter Revenue Will Exceed $190 Million, Including More Than $2 Million of Currency Headwinds

SAN DIEGO, CA – April 1, 2015 – NuVasive, Inc. (NASDAQ: NUVA) (“NuVasive” or the “Company”), a medical device company focused on developing minimally disruptive surgical products and procedures for the spine, today announced that Greg Lucier, a member of the Company’s Board of Directors since 2013, has been appointed to serve as Chairman of the Board and Interim Chief Executive Officer. This appointment follows Alex Lukianov’s resignation as Chief Executive Officer and a member of the Company’s Board.

Jack R. Blair, Lead Independent Director of the NuVasive Board, said, “The results of an independent investigation overseen by the Board of Directors revealed that Alex had not complied with certain of the Company’s expense reimbursement and personnel policies. Although the amounts involved appear to be immaterial to the Company’s financial results, his actions in this regard were not representative of the high standards by which NuVasive operates. We believe this leadership transition is appropriate and in the best interests of the Company and all of our stakeholders. We appreciate the positive contributions Alex has made to the Company and wish him well in his future endeavors.”

Mr. Blair continued, “NuVasive has a talented and deep team which has helped to establish the strong operating and financial foundation we have in place. We are pleased that Greg has agreed to work alongside this team and serve as Chairman and Interim CEO. Greg’s knowledge of our Company and his record of executive leadership at companies in complementary industries make him the ideal choice to serve in these roles.

“As a director since 2013, Greg has gained a solid understanding of NuVasive’s strategy, business and priorities moving forward. As the former Chairman and CEO of Life Technologies and a General Electric executive before that, Greg also brings extensive experience in growing companies into globally competitive organizations, particularly within the healthcare and biotechnology markets. Together with our dedicated senior management team, we are confident that Greg’s leadership will ensure a smooth transition,” Mr. Blair concluded.

Mr. Lucier said, “I look forward to working with the NuVasive Board and management team in this expanded role. I have great confidence in the Company’s senior management team, strategic direction and opportunities that lie ahead. NuVasive benefits from an experienced team, which shares a commitment to improving patient outcomes by providing our surgeon customers with the most innovative procedural offerings. The Company’s strengths have enabled NuVasive to become the #3 player in the global spine market. Going forward, we will remain focused on market share-taking strategies that have been responsible for driving double-digit revenue growth. At the same time, we will continue to leverage meaningful scale and efficiencies in our business, which are translating to both accelerated profit growth and strong free cash flow. All of us at NuVasive are committed to executing against our strategic priorities to ensure we build on our record of growth and value creation.”

First Quarter 2015 Revenue

The Company today announced that it anticipates first quarter 2015 revenue will be in excess of $190 Million, including more than $2 million of currency headwinds, and remains on track for 2015 profitability goals. The Company will announce complete financial and operating results on its first quarter 2015 performance and review its guidance for the full year 2015 when it reports first quarter 2015 results.

About Gregory T. Lucier

Mr. Lucier has served as a member of the NuVasive Board of Directors since December 2013 and is currently a member of the Board’s Audit and Compensation committees.

From May 2003 to February 2014, Mr. Lucier served as Chairman and Chief Executive Officer of Life Technologies, a global life sciences company acquired by Thermo Fisher Scientific in 2014. During Mr. Lucier’s 11-year tenure at Life Technologies, he led the company from a small start-up known as Invitrogen in 2003, directed the acquisition and merger of Invitrogen with Applied Biosystems in 2008 into the renamed Life Technologies, and then transformed the organization by 2013 into a global, world-leading biotechnology firm with 50,000 products, 12,000 employees and nearly $4 billion in sales in more than 180 countries. Serving in his leadership role, Mr. Lucier was responsible for fostering a culture of excellence at Life Technologies and applied his more than 25 years of strategic management experience to help champion an era of personalized medicine.

Mr. Lucier previously was a Corporate Officer of General Electric and served as an executive at GE Medical Systems.

He received a bachelor’s degree in engineering from Pennsylvania State University and a masters of business administration from Harvard Business School. In addition to serving on the Board of NuVasive, Mr. Lucier serves as the Board Chairman for Sanford Burnham Medical Research Institute and is a former director of CareFusion Corporation, now part of Becton, Dickinson & Co.

About NuVasive

NuVasive is an innovative global medical device company that is changing spine surgery with minimally disruptive surgical products and procedurally-integrated solutions for the spine. The Company is the third largest player in the $9.0 billion global spine market. NuVasive offers a comprehensive spine portfolio of more than 90 unique products developed to improve spine surgery and patient outcomes. The Company’s principal procedural solution is its Maximum Access Surgery, or MAS®, platform for lateral spine fusion. MAS was designed to provide safe, reproducible, and clinically proven outcomes, and is a highly differentiated solution with fully integrated neuromonitoring, customizable exposure, and a broad offering of application-specific implants and fixation devices designed to address a variety of pathologies.

Forward-Looking Statements

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks that additional violations are identified, risks associated with acceptance of the Company’s minimally disruptive surgical products by spine surgeons, development and acceptance of new products or product enhancements, the Company’s ability to effectually manage inventory as it continues to release new products, its ability to recruit and retain management and key personnel (including with respect to its recruitment of a new Chief Executive Officer), and the other risks and uncertainties described in NuVasive’s news releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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